Citigroup Global Markets Holdings Inc.	C

Term Sheet No. 2020–USNCH4428 dated May 18, 2020 relating to Preliminary Pricing Supplement

No. 2020–USNCH4428 dated May 18, 2020

Registration Statement Nos. 333-224495 and 333-224495-03

Filed Pursuant to Rule 433

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an ETF Basket due May 25, 2022

Term Sheet to Preliminary Pricing Supplement No. 2020—USNCH4428 dated May 18, 2020

Key Terms
Issuer	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Term	Approximately 2 years
Basket	A basket comprised of the following underlyings, with the return of each underlying having the weighting noted parenthetically: the SPDR® S&P 500® ETF Trust (50%); the Invesco QQQ TrustSM, Series 1 (25%); and the iShares® Russell 2000 ETF (25%)
Stated Principal Amount	$1,000 per security
Pricing Date	May 22, 2020*
Issue Date	May 28, 2020*
Valuation Date	May 20, 2022*
Maturity Date	May 25, 2022*
Payment at Maturity	See “Payment at Maturity” on Page 3
Initial basket value	100
Final basket value	100 × (1 + the sum of the weighted underlying returns of the underlyings)
Maximum Return at Maturity	$200 to $220 per security (20% to 22% of the stated principal amount), to be determined on the pricing date
Underlying Return	For each underlying: (final underlying value – initial underlying value) / initial underlying value
Weighted Underlying Return	For each underlying, its underlying return multiplied by its weighting
Initial Underlying Value	For each underlying, its closing value on the pricing date
Final Underlying Value	For each underlying, its closing value on the valuation date
Buffer Value	90, 90% of the initial basket value
Buffer Percentage	10%
Participation Rate	125%
Calculation Agent	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount and Commission	Up to 3.15%, of which dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	17328VLL2 / US17328VLL26

Investment Description

•  Linked to an ETF basket (the “basket”) comprised of the SPDR® S&P 500® ETF Trust (50%); the Invesco QQQ TrustSM, Series 1 (25%); and the iShares® Russell 2000 ETF (25%) (each, an “underlying”)

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the basket from the initial basket value to the final basket value, subject to the maximum return at maturity. The payment at maturity will reflect the following terms:

o   If the value of the basket increases, you will receive the stated principal amount plus 125% participation in the upside performance of the basket, subject to the maximum return at maturity

o   If the value of the basket decreases, but the decrease is not more than 10% (the “buffer percentage”), you will be repaid the stated principal amount

o   If the value of the basket decreases by more than the buffer percentage, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the basket in excess of the buffer percentage

•    Investors may lose up to 90% of the stated principal amount

•    The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive anything owed to you under the securities.

•    No periodic interest payments or dividends

•    The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity

* Expected. To the extent that the issuer makes any change to the expected pricing date or expected issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $910.50 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 3 in this term sheet, “Summary Risk Factors” in the accompanying preliminary pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Examples

Hypothetical Returns	■The Securities ■ The Basket

The table below is based on a range of hypothetical percentage changes from the initial basket value to the hypothetical final basket value and illustrates:

•   the hypothetical percentage change from the initial basket value to the hypothetical final basket value;

•   the hypothetical payment at maturity per security; and

•   the hypothetical total pre-tax rate of return.

The table assumes that the maximum return at maturity will be set at the lowest value indicated under “Key Terms” above. The actual maximum return at maturity will be set on the pricing date.

Hypothetical final basket value	Hypothetical percentage change from the hypothetical initial basket value to the hypothetical final basket value	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return
200.00	100.00%	$1,200.00	20.00%
175.00	75.00%	$1,200.00	20.00%
150.00	50.00%	$1,200.00	20.00%
140.00	40.00%	$1,200.00	20.00%
130.00	30.00%	$1,200.00	20.00%
120.00	20.00%	$1,200.00	20.00%
116.00	16.00%	$1,200.00	20.00%
110.00	10.00%	$1,125.00	12.50%
105.00	5.00%	$1,062.50	6.25%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.99	-10.01%	$999.90	-0.01%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Payment at Maturity

For each $1,000 stated principal amount you hold at maturity:

•	If the final basket value is greater than the initial basket value:

$1,000 plus the lesser of:

(i) $1,000 ×	final basket value – initial basket value initial basket value	× participation rate; and
(ii) the maximum return at maturity

•	If the final basket value is less than or equal to the initial basket value, but greater than or equal to the buffer value, $1,000

•	If the final basket value is less than the buffer value, $1,000 minus:

$1,000 ×	buffer value – final basket value initial basket value

If the final basket value is less than the buffer value, you will receive less, and possibly significantly less, than the $1,000 stated principal amount per security at maturity.

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the full description of the risk considerations provided for in the Preliminary Pricing Supplement and the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

•	You May Lose A Significant Portion Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

•	Your Payment At Maturity Depends On The Value Of The Basket On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Changes In The Closing Values Of The Underlyings May Offset Each Other.

•	The Underlyings Are Unequally Weighted.

•	The Underlyings May Be Highly Correlated In Decline.

•	An Investment In The Securities Is Not A Diversified Investment.

•	The Invesco QQQ TrustSM, Series 1 Is Subject To Risks Associated With The Stocks Of Foreign Companies.

•	The iShares® Russell 2000 ETF Is Subject To Risks Associated With Small Capitalization Stocks.

•	Risks Associated With Real Estate Investment Trusts Will Affect The Value Of The Securities.

•	Our Offering Of The Securities Is Not A Recommendation Of The Basket Or The Underlyings.

•	The Closing Values Of The Underlyings May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates, Or Wells Fargo Or Its Affiliates, May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Even If An Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

•	The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of An Underlying.

•	The Securities May Become Linked To An Underlying Other Than An Original Underlying Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares Of An Underlying.

•	The Value And Performance Of The Underlying Shares Of An Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

•	Changes That Affect The Underlyings May Affect The Value Of Your Securities.

•	The Stated Maturity Date May Be Postponed If The Valuation Date is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the stated principal amount per security. Citigroup Global Markets Holdings Inc. and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, an accompanying underlying supplement and an accompanying prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-224495 and 333-224495-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, accompanying underlying supplement and the accompanying prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Consult your tax adviser

Investors should review carefully the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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